Exhibit 10.8

FREEDOMREWARDS 401(k) PLAN SUMMARY PLAN DESCRIPTION

February 1, 2010

FREEDOMREWARDS 401(k) PLAN

SUMMARY PLAN DESCRIPTION

SUMMARY PLAN DESCRIPTION

FREEDOMREWARDS 401(k) PLAN

FreedomRoads, LLC

250 Parkway Drive, Suite 270

Lincolnshire, IL 60069

(847) 808-3000

Employer Plan No. 001	Employer Federal I.D. No. 87-0689007

Trustee: Investors Bank & Trust Company

200 Clarendon Street

Boston, MA 02116

Committee:                                     Karin Bell, Ken Marshall, Roger Nuttall, Mary Ellen Spedale, Dan Varela and Tamara Ward.

The Company is the Plan Administrator.  The Committee acts as agent for the Plan Administrator.

The agent for service of legal process is the Company. Service of legal process may be made upon the Company at the above address.

I. INTRODUCTION

The FREEDOMREWARDS 401(k) PLAN (the “Plan”) is a 401(k) Plan designed to provide Eligible Employees of FREEDOMROADS, LLC (the “Company”) and the Participating Companies listed on the Addendum A to this Summary with benefits upon retirement, disability, death or termination of employment.

This Summary Plan Description (the “Summary”) describes the highlights of the Plan as of January 1, 2010, including when you can participate in the Plan and when you may expect to receive benefits. If you have questions after reading this Summary, please feel free to contact a member of the Committee during regular business hours.

IN THE CASE OF ANY CONFLICT BETWEEN THIS SUMMARY AND THE PLAN DOCUMENTS, THE TERMS OF THE PLAN DOCUMENTS WILL CONTROL.

II.                                     BECOMING A PARTICIPANT

If you are not already a Participant, you will become a Participant in the Plan on your Entry Date.

“Entry Date” means the day you become an Eligible Employee.

A “Plan Year” is the 12 consecutive month period ending on December 31.

For purposes of 401(k) Contributions, you become an “Eligible Employee” when you have attained the age of 18. There is no service requirement.

For purposes of sharing in Profit Sharing and Matching Contributions, you will become an Eligible Employee when you have completed one (1) Year of Service and the attainment of age 18.

However, you will not become an Eligible Employee if you are a member of one of the following classes of employees:

•                                          Your Compensation and conditions of employment are established under a collective bargaining (union) agreement.

•                                          You are a non-resident alien who receives no earned income from services rendered within the United States.

•                                          You are not reported on the Company payroll records because you are considered an independent contractor by the Company.

Waivers of Participation shall not be permitted.

For purposes of Eligibility, a “Year of Service” is a consecutive 12-month period in which you work at least one (1) Hour of Service during such consecutive 12-month period. For purposes of becoming a Participant in the Plan, your first consecutive 12month period begins on your date of hire, and all later consecutive 12-month periods begin on the anniversary of your date of hire. For purposes of Eligibility, a Year of Service with any of the Predecessor Employers listed on Addendum A to this Summary will be considered a Year of Service with the Company.

An “Hour of Service” is:

A. For eligibility and vesting, each hour for which you are paid for the performance of duties and are entitled to receive Compensation;

B. Each hour (but not more than 501 hours) in any Plan Year in which you are paid by the Company for non-performance of duties, including vacations, temporary layoff, approved leave of absence, sickness, disability, jury duty or military duty; and

C. Each hour for which back pay has been awarded or agreed to by the Company.

If you leave the Company and return and you were a Participant, you will be a Participant on the first day of your re-employment.

III. CONTRIBUTIONS AND ACCOUNTS

The amount of contribution you will be entitled to is based on a formula in the Plan and the amount of Compensation you receive. Contributions made by and for you under the Plan and their earnings will be held in one or more bookkeeping “Accounts” as described below.

Your compensation for Plan purposes includes your income or salary as reflected on your pay stub. In addition, your compensation may also reflect the cash value of fringe benefits provided to you by your Employer. Compensation includes your salary deferrals made to the Company’s 401(k) plan or cafeteria plan, if applicable.

Compensation shall also include the following types of payments you may receive after you terminate employment with the Company:

• Pay for regular services performed.  These are payments you would have received had you continued employment with the Company.  This may include commissions, bonuses or similar type payments.

• Pay for any unused accrued bona fide vacation, sick or other leave.

These post-severance payments will be included if they are received by the later of 2½ months after your severance or by the end of Plan Year during which your severance occurs.

401(k) Contributions will be deducted from any post-severance payments which are included in Compensation.

Compensation will not include post-severance payments received solely as a result of your termination of employment or any payments from the Company’s nonqualified deferred compensation plan, if any.

Compensation is limited to $245,000 for the Plan Year beginning in the year 2010 which limit is subject to cost of living increases by the Internal Revenue Service.

Compensation paid prior to a Participant’s Entry Date is excluded.

401(k) CONTRIBUTIONS

Once you are a Participant in the Plan, you may elect to save up to 75% of your Compensation. If you are a Highly Compensated Employee, the amount you choose to save will be limited to 15% of your Compensation. The amount you elect to save will be contributed to the Plan on your behalf. These are your “401(k) Contributions”.

For the Plan Year beginning in 2010, a “Highly Compensated Employee” (HCE) is any Employee who earns more than $110,000 during the 2009 Plan Year.  A Non-Highly Compensated Employee is any Employee who is not a Highly Compensated Employee. After 2010, the dollar limit may increase each year so you should check with the Committee at the beginning of each Plan Year to find out the new dollar limit.

Beginning January 1, 2010, the amount you may choose to save is limited to $16,500 or 75% (15% for HCEs) of your Compensation, whichever is smaller. After 2010, the limit may change each year so you should check with the Committee each January to find out the new limit. You are not required to save.

In addition to the 401(k) Contributions you choose to save each year, if you are or will be age 50 before the end of the calendar year (December 31), you can save additional amounts called “Catch Up Contributions”.  These contributions are not subject to the 75% (or 15%) of your Compensation limitation stated above. Your Catch Up Contribution limit for 2010 is $5,500.  After 2010, the limit may change each year so you should check with the Committee each January to find out the new limit.

The Committee will give you an election form to fill out. The form will allow you to elect the amount you want to save. Your 401(k) Contributions will be made by withholding from your paycheck. You can change the amount you save at any time by giving advance written notice to the Committee. You may suspend your 401(k) Contributions at any time by giving advance written notice to the Committee. If you suspend your 401(k) Contributions, you may defer again at any time.

If you do not complete and file an election form with the Committee regarding your election to make or not to make 401(k) Contributions, you shall have automatic 401(k) Contributions withheld from your Compensation in the amount of 3% of your Compensation.

You may change or suspend automatic 401(k) Contributions at any time by filing a new election form with the Committee.

If automatic 401(k) Contributions are withheld from your paycheck, the contributions shall be deemed pre-tax 401(k) Contributions.

Your 401(k) Contributions and Catch-Up Contributions withheld from your paycheck and contributed to the Plan are not subject to Federal income tax until a later time when you actually receive your retirement benefits. Your 401(k) Contributions and Catch-Up Contributions are set aside into a bookkeeping account for you. This account is called a “401(k) Contribution Account.”

ROTH CONTRIBUTIONS

You may designate all or part of your 401(k) Contributions as Roth Contributions at the time you make your election to save (see above).  Roth Contributions are like 401(k) Contributions because they are withheld from your paycheck but are treated as after-tax contributions for income tax purposes.  However, Roth Contributions and earnings on Roth Contributions are generally tax free when you withdraw them from the Plan, provided the following conditions are met:

1.               Your first Roth contribution was made at least five taxable years ago, and

2.               The distribution is being made upon your attainment of age 59½, death, or disability.

The overall dollar limit of $16,500 and catch-up limit of $5,500 for 2010 include any designated Roth Contributions. You may change your designated Roth Contributions at the same time that you can change your 401(k) Contributions.  Your 401(k) Contributions that are designated as Roth Contributions are accounted for separately and are referred to as your “Roth Contribution Account.”

MATCHING CONTRIBUTIONS

Matching Contributions are discretionary.  This means that the Company has the sole right to make (or not to make) a Matching Contribution in any Plan Year.

If made, Matching Contributions for each Plan Year shall be allocated to the Matching Contribution Accounts in the proportion that each Participant’s 401(k) Contribution made during the Plan Year bears to all Participants’ 401(k) Contributions made during the Plan Year; provided, however the maximum 401(k) Contributions that will be matched shall be limited to 6% of Compensation.

Catch-Up Contributions are eligible to be matched.

401(k) Contributions that are designated as Roth Contributions are eligible to be matched.

These contributions are called “Matching Contributions”. Your Matching Contributions are set aside into a bookkeeping account for you. This account is called a “Matching Contribution Account”.

PROFIT SHARING CONTRIBUTIONS

The amount of the Profit Sharing Contribution is determined by the Company. This contribution shall be based on a discretionary percentage of your Compensation determined by the Company.

These contributions are called “Profit Sharing Contributions”. Your Profit Sharing Contributions are set aside into a bookkeeping account for you. This account is called a “Profit Sharing Contribution Account”.

Allocation Requirements

You will be eligible to receive an allocation of Profit Sharing Contributions and Matching Contributions in any Plan Year that the Company makes such contributions and you are working for the Company on the last day of the Plan Year.

If you are on qualified military service leave you may be entitled to additional Company contributions upon your return to work and be allowed to make up 401(k) Contributions that you missed while you were on qualified military service leave.

Rollover Contributions.

During any Plan Year, you may, in certain cases, make “Rollover Contributions” to the Plan.  This means that, in certain cases, if you were a participant under another pension or profit-sharing plan or a tax-sheltered annuity (Section 403(b) plan) or governmental (Section 457) plan and you receive a single-sum distribution from that plan, then you may transfer the distribution to the Plan and not be currently taxed on the distribution. You may also rollover contributions from your Individual Retirement Account (IRA), but only an IRA which would be taxable to you if paid to you.  In other words, any IRA other than a Roth IRA or an IRA to which you made non-deductible contributions may be rolled over into this plan. This Plan will accept a direct rollover of Roth Contributions from another Roth 401(k) plan. The Plan does not accept employee after tax contributions. The Account that holds your rollover contributions and its earnings is your “Rollover Contribution Account”.

IV. VESTING AND FORFEITURE

You can only forfeit that part of an Account that is not vested. You are always fully (100%) vested in any balance in your 401(k) Contribution, Rollover Contribution and Roth Contribution Accounts.

You will vest in your Profit Sharing Contribution and Matching Contribution Accounts as follows:

Years of Vested

Vesting Service Percentage

less than 2 0%

2 20%

3 40%

4 60%

5 80%

6 or more 100%

If you are a former Participant of the Blaine Jensen & Sons, Inc. 401(k) Plan, you will be fully vested in your Matching Contributions and Profit Sharing Contributions from that Plan. Please note that this only applies to those contributions made to your Accounts from the Blaine Jensen & Sons, Inc. 401(k) Plan.

If you are a former Participant of Dusty’s Camper World of Bartow, Inc. 401(k) and Profit Sharing Plan, you will be fully vested in your Safe Harbor Matching Contributions from that Plan.

All Years of Service that you complete while working for the Company will be counted for purposes of computing your vested percentage of the value of your Accounts.

For vesting purposes, a “Year of Service” is working for the Company over a period of twelve (12) consecutive months beginning on your date of hire and any subsequent twelve (12) consecutive month period commencing on any anniversary date of your date of hire regardless of whether you are a Participant.

For purposes of Vesting, a Year of Service with the Predecessor Employers listed on the Addendum A to this Summary will be considered a Year of Service with the Company.

You may also be given credit for Years of Service while you were on qualified military leave if you return to work after a period of qualified military service.

Forfeitures may be used to pay administrative expenses of the Plan and then used to reduce Matching Contributions and Profit Sharing Contributions.

If you leave the Company after you reach Normal Retirement Age, you become Totally Disabled, or you die while employed by the Company, you will fully vest in your Accounts.

Your “Normal Retirement Age” is your 59½ birthday.

You are “Totally Disabled” if you are unable to work at any substantial gainful activity because of a physical or mental condition, illness or disease which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a licensed physician selected or approved by the Committee.

If you leave the Company prior to full vesting and receive payment of the vested portion of your Profit Sharing Contribution Account and Matching Contribution Account, and you return before you incur five (5) consecutive one-year Breaks-in-Service, then you can repay the distributed portion within five (5) years of the date of your reemployment. If you timely repay the amount you previously received, your previously forfeited benefit will be restored to your Profit Sharing Contribution Account and Matching Contribution Account subject to future vesting.

If you leave the Company prior to full vesting and do not receive payment of the vested portion of your Profit Sharing Contribution Account and Matching Contribution Account, and you return before you incur five (5) consecutive one-year Breaks-in-Service, then you will be credited with Years of Service earned after you return to the Company when determining the vested interest in your Profit Sharing Contribution Account and Matching Contribution Account earned prior to that period. Once you have five (5) consecutive one-year Breaks-in-Service, you will forfeit the non-vested portion of your Profit Sharing Contribution Account and Matching Contribution Account.

If you leave the Company prior to any vesting in your Profit Sharing Contribution Account and Matching Contribution Account and you return before you incur five (5) consecutive one-year Breaks-in-Service, then your previously forfeited benefit will be restored to your Profit Sharing Contribution Account and Matching Contribution Account subject to future vesting. Years of Service that you completed prior to your Break-in-Service will be counted in determining your vested Profit Sharing Contribution Account and Matching Contribution Account earned prior to the Break-in-Service only if you do not incur five (5) consecutive one-year Breaks-in-Service.

If you leave the Company and have five (5) consecutive one-year Breaks-in-Service, Years of Service that you complete after the Break-in-Service are not counted for purposes of determining the vested percentage of the value of your Profit Sharing Contribution Account and Matching Contribution Account as it existed before your Break-in-Service. However, if you are partially vested when you leave the Company, Years of Service that you complete both before and after the Breaks-in-Service are counted to determine your vested percentage in your Profit Sharing Contribution Account and Matching Contribution Account that you earn in Plan Years after the five-year Break-in-Service.

For purposes of Vesting, a Break-in-Service is when you do not work at least one (1) Hour of Service during any 12 consecutive month period beginning on any anniversary of your date of hire.

If you are granted a “maternity or paternity” leave of absence, you will be given service credit during the leave but this is only for purposes of avoiding a Break-in-Service. Maternity or paternity leave of absence means absence from work (1) because you are expecting the birth of a child; (2) because of the birth of a child; (3) because of the adoption of a child; or (4) to care for your child after birth or adoption. The crediting of service during a maternity or paternity leave of absence can prevent you from having a Break-in-Service during the Plan Year in which you begin a leave of absence or the following Plan Year while you are on a leave of absence. No service will be credited unless you give the Committee information before you begin your leave that your absence is “a maternity or paternity leave of absence” and the number of days you plan to be absent.

If you are on qualified military service leave you will not incur a Break-in-Service.

V. THE TRUST

All contributions are placed into a Trust to be held by the Trustee. The contributions and your Accounts are invested by the Trustee as directed by you.  You may obtain the value of your Accounts on a daily basis.

You direct how the Trustee is to invest the assets in all of your Accounts. For this reason, the Plan intends to comply with Section 404(c) of ERISA. This means that Plan fiduciaries may be relieved of liability for any losses that are the direct and necessary result of investment instructions given by you, your investment manager or your beneficiary.

The Plan offers a broad range of diversified investment options with different risk and return characteristics. These investment options permit you to invest your Accounts in a way that meets your own individual objectives. You choose the investment option that best meets your retirement goals. If the investment option has voting rights, these rights will not be passed through for you to exercise them.

You may choose to make your own investment choices from the various investment options or mutual funds made available to you by the Committee.

A description of the type and diversification of assets, investment objectives, and risk and return characteristics of individual investments is in the mutual fund prospectuses, annual reports, investment highlights and performance summaries of each mutual fund which will be distributed to you.

You will receive a copy of the most recent prospectus for each mutual fund in which you actually make an investment. A copy will be provided to you either before or immediately following your initial investment in a mutual fund.

You may change how new amounts contributed to your Accounts are invested, and how amounts previously credited to your Accounts are invested, as often as allowed by the Plan’s investment service provider.  You may choose or change investment options by calling the investment service provider by telephone via their 800 number. The Committee will give you information about the investment service provider and their trading policies when you become a Participant.

If investment in an available mutual fund is subject to transaction fees (e.g. a check charge, a market value adjustment, or a commission, deferred sales charge, redemption, transfer or exchange fee) associated with the purchase, sale or transfer of your interest in the available plan investments, you will receive that information before you invest.

At your request, you will be provided:

(i) A description of the annual operating expenses of each investment alternative made available to you (e.g., investment management fees or administrative fees) that reduce the rate of return you receive, and the aggregate amount of these expenses, expressed as a percentage of the average net assets in the investment alternative.

(ii) Copies of any materials relating to the available investments, to the extent such materials are provided to the plan (e.g., prospectuses and financial reports).

(iii) Information on the value of shares or units of a mutual fund, as well as past and current investment performance of each mutual fund.

(iv) Information on the value of the shares or units held in your Accounts.

(v) Written confirmation of your investment changes including transfers between funds and changes in the investment of your future contributions.

To receive any of the above information, please contact: FreedomRoads, LLC 2 Marriott Drive Lincolnshire, IL 60069-3700 or by telephone at (847) 808-3000

You are responsible for your own individual investment decisions. Gains and losses to your Accounts come from your investment decisions. Neither the Company, nor the Trustee, nor members of the Administrative Committee are liable if your Accounts suffer a loss as a result of your investment decisions.

The investment service provider will give you more information about the investment options available to you.

VI. HARDSHIP WITHDRAWALS, IN-SERVICE DISTRIBUTIONS AND LOANS.

Hardship Withdrawals

You will be entitled to Hardship withdrawals of 401(k) Contributions including Roth Contributions, and Profit Sharing Contributions and Matching Contributions to the extent vested. An “event of hardship” means:

•                                          Payment of medical expenses described in Section 213(d) of the Internal Revenue Code of 1986, as amended, which are incurred by you, your spouse, your primary beneficiary, or any of your dependents as defined in Section 152(d) of the Code or necessary for these persons to obtain medical care as described in Section 213(d) of the Code.

•                                          Purchase of a principal residence, but not including mortgage payments, by the Employee.

•                                          Payment of tuition, room and board, and related educational fees for the next 12 months of post-secondary education for you, your Spouse, children, your primary beneficiary, or dependents.

•                                          The need to prevent eviction of the Employee from his or her principal residence or foreclosure on the mortgage of the Employee’s principal residence.

•                                          Payment for burial or funeral expenses for your parent, Spouse, children, your primary beneficiary, or dependents.

•                                          Payment of expenses for the repair of damage to your principal residence that would qualify for casualty deduction under Section 165 of the Code without regard whether the casualty exceeds 10% of your adjusted gross income.

An immediate financial need for one of the reasons stated above includes, in addition, any amount necessary to pay federal, state or local income tax or penalties reasonably anticipated to result from the hardship withdrawal.

If you receive a hardship distribution of your 401(k) contributions, you will not be allowed to make 401(k) contributions for at least 6 months under this Plan, and if applicable, the Company’s Cafeteria Plan other than deferrals used to provide for health benefits.

In-Service Distributions other than Hardship

You may request payment of your Accounts at age 59½ or later.

However, you may request payment of your Rollover Contribution Account at any time.

Loans To Participants

You may borrow from the Plan. The Committee will administer the loan program under the Plan using the following guidelines:

1. Any Participant who wishes to apply for a loan should apply in writing to the Committee. The repayment period cannot be longer than 5 years unless the loan proceeds will be used to purchase a principal residence.

2. The maximum loan amount cannot be more than one-half of your vested benefit or $50,000, whichever is less.

3. In deciding whether to approve or deny any loan application, the Committee will review the amount requested, your creditworthiness, and your vested benefit in the Plan.

4. The interest rate on the loan will be determined by the Prime Rate plus one percent (1%).

5. If you fail to repay the loan timely and your vested interest is distributable, the Committee shall treat the amount in arrears plus accrued interest as a distribution. The Committee will report the deemed distribution to the Internal Revenue Service.

6. If you are on qualified military leave, loan repayments shall be suspended during the times you are on military leave.

7. Loans will only be made to those Participants who are still employed in the Company.

•                  The minimum loan amount should be $1,000.

•                  All loans shall be repaid by payroll deductions.

•                  Loans are a direct investment of a Participant’s account.

Note: Other rules regarding loans are covered in the loan documentation, which is available from the Plan Administrator.

YOU HAVE A DUTY TO KEEP THE COMMITTEE AND THE PERSONNEL OFFICE INFORMED OF YOUR CURRENT HOME ADDRESS (OR THAT OF A CLOSE RELATIVE) SO THAT BENEFITS CAN BE PAID TO YOU WHEN DUE.

VII. DISTRIBUTION AND METHODS OF PAYMENT OF BENEFITS.

You will be entitled to the vested value of your Accounts when you leave the Company for any reason including Total Disability or death. If you leave the Company before becoming fully vested in the value of your Profit Sharing Contribution Account and Matching Contribution Account, you will be entitled to the vested part of your Accounts determined by your Years of Service.

If you leave the Company before Normal Retirement Age (defined in Article IV), the payment of your benefits at the time you leave will be made as soon as administratively feasible after your employment termination date.

If your vested benefits are equal to or less than $1,000 and you do not directly transfer your benefit to an IRA or another Plan, your benefit will be distributed in a single-sum payment, after the thirty (30) day waiting period stated below has expired but before one hundred and eighty (180) days from the date the Committee provided you with notice to receive benefits described below.  The single-sum payment will be subject to twenty percent (20%) federal income tax withholding.  To directly transfer your Roth Contribution Account to another plan or Roth IRA, your Roth Contribution Account must total at least $200 unless your total vested benefit exceeds $1,000.

If you have elected to receive a distribution from the Plan and your vested benefits are between $1,001 including any Rollover Contributions, and $5,000, you may elect to either directly transfer your benefits to an IRA or another plan or receive your vested benefits. For purposes of determining if your vested benefit is greater than $5,000, Rollover Contributions are excluded. If you do not make this election, the Committee will directly transfer your vested benefits to an IRA established for your benefit.

The Committee has entered into a contract with Diversified Investment Advisors which is the IRA Provider.  Any fees charged by the IRA Provider for establishing or maintaining the IRA will be charged directly to your vested benefits.

Your IRA funds will be invested in an investment product that is designed to preserve principal and provide for a reasonable rate of return and liquidity (for example, a brokerage savings account or a money market fund). This investment product is designed to preserve principal and provide for a reasonable rate of return and liquidity.

For information concerning the Plan’s automatic rollover process, the IRA Provider and the fees and expenses that may be charged to the IRA, please contact:

Dan Varela, by mail at: FreedomRoads, LLC 2 Marriott Drive Lincolnshire, IL 60069-3700

or by telephone at (847) 808-3000

If your vested benefit is greater than $5,000 when you leave the Company, you may consent to a distribution as permitted by the plan in any of the alternative methods outlined below.  If you do not consent to a distribution, your benefits will be deferred to the earlier of your Normal Retirement Age or Age 62 if later or until you consent to an immediate distribution.  Unless you elect to transfer your benefit directly to an IRA or another plan, your distribution, generally, will be reduced by federal income tax withholding as described above.

The Plan will exclude your Rollover Contribution Accounts when calculating the $5,000 amount.

The Committee will provide you with a notice of your right to defer benefits to Normal Retirement Age or Age 62 if later no less than thirty (30) days and no more than one hundred and eighty (180) days prior to the proposed payment date. After you receive the notice, you can make a written consent to a distribution. Distribution of your benefits can be made no sooner than thirty (30) days following your receipt of the notice unless you waive the thirty (30) day waiting period and no later than one hundred and eighty (180) days following your receipt of the notice.

Alternate Forms of Payment

Your alternate choices of payment are as follows:

Single Sum. The payment of all or a portion of your vested Accounts in a single sum in cash.

Direct Transfer. You may also choose a direct or partial direct transfer to an individual retirement account (IRA), an individual retirement annuity, an annuity plan, a tax-sheltered annuity (section 403(b) plan) or governmental (section 457) plan or another qualified plan that accepts transfers.  If you choose a partial direct transfer your vested Accounts must total more than $500.

You may also choose to directly roll over your Account(s) to a Roth IRA.  Please note that if you choose to roll over to a Roth IRA, the taxable portion of your Account(s) will be taxed at the time of your rollover.

Installments. The payment of your vested Accounts in a series of installments payable monthly, quarterly, semi-annually or annually.  A Participant shall not be entitled to change the amount of installment payments.

Death Benefits and Spousal Rights

If you are married when you die, your death benefits will automatically be paid to your Spouse in any one of the alternative methods listed above, unless you and your Spouse specifically give up the right to have survivor benefits paid to your Spouse.

The Committee will give to you forms on which you may select the Beneficiary you want to receive your death benefits.  You may change your Beneficiary selection at any time before your death. If for some reason you have not properly selected your Beneficiary, then your benefits will be paid in the following order of preference:  to your Spouse; to your living trust; to your children; to your estate.

You can select a Beneficiary other than your Spouse by signing a Waiver Election as discussed below.

However, if you select a Beneficiary other than your Spouse, your Spouse must consent to the Waiver Election and state that your selection of another Beneficiary will cause him or her to lose survivor benefits in your Account which the pension laws of the United States give to him or her.

The Waiver Election must be in writing on forms approved by the Committee, signed by you and consented to by your spouse.  Your Spouse’s consent must state the effect of the waiver on his or her right to your death benefits under the Plan.  Your Spouse’s consent must be witnessed by the Plan’s representative or a notary public.

At the appropriate time, the Committee will give you a written explanation of: (i) your right to sign, and the effect of, a Waiver Election; (ii) the rights of your Spouse to consent to any Waiver Election; and (iii) the right to sign, and the effect of, a cancellation of a previously signed Waiver.

Any Waiver Election, once signed, may be canceled or changed by you during your lifetime, as long as it is canceled or changed before you actually retire or die.  Any new Waiver Election made by you must also be consented to by your Spouse unless your Spouse signed a general waiver allowing you to change your beneficiary designation at any time without further consent.

Payment of the full amount in your Account must be made within five (5) years after your death. However, if you die after payment of your Account in installments has begun, the remaining portion of your Account will continue to be paid over the remaining installment period selected prior to your death.

If you die before payment of your Account has begun, the five-year period can be lengthened if you designated a Beneficiary to receive payment of the Account in installments over a longer period and such payments begin at the appropriate time.

Qualified Domestic Relations Order

The Committee will establish procedures to assure both you and your Spouse that your rights to your Account (and your Spouse’s interest in your Account) are preserved if your marriage is dissolved.  To comply with these procedures, your lawyer must get for you and your Spouse a “Qualified Domestic Relations Order” from a court of law. Participants and Beneficiaries can obtain, without charge, a copy of these procedures from the Committee.

If you remarry, the pension laws of the United States give to your new Spouse automatic survivor benefits in your Account. Because of this, the Committee may not be able to follow the Beneficiary designation on file if it does not provide for your new Spouse. To designate a Beneficiary other than your new Spouse, you will have to make a Waiver Election with his or her consent.

VIII. OTHER THINGS YOU SHOULD KNOW

A. Amendment and Termination.

The Company intends to continue the Plan; however, it has the right at any time to change the Plan in any way or even cancel the Plan, if it wants to do so.

If the Company changes the Plan the change will not take away any benefit you accrue before the Company actually adopts the change.  Trust assets still will only be available for Participants and Beneficiaries, or to pay Plan administration expenses.  Trust assets still will not be used to pay Company premiums or contributions under any other Company plan.  Any right you have under the Plan to select a particular form of distribution of your Plan benefits will not be taken away, if the benefit is protected under Section 411(d)(6) of the Internal Revenue Code of 1986, as amended.

If, while you are a Participant, the Plan is canceled or contributions are permanently stopped, you will become fully vested in the value of your Accounts regardless of your Years of Service.  In other words, any vesting schedule described above will be disregarded.  In addition, the Trust will continue until all Accounts have been distributed.

If you are affected by a partial termination of the Plan, you will also become fully vested in the value of your Accounts regardless of your Years of Service.

B. Benefits Not Guaranteed.

If the Plan terminates, benefits provided under this Plan are neither insured nor guaranteed by the Company, by the Pension Benefit Guaranty Corporation, a federal governmental agency, nor under any state or federal law.

C. The Committee.

The Committee is appointed by the Company. The Committee members serve without pay.  The Committee as agent for the Plan Administrator makes the rules under which the Plan is run, and sees to it that the Plan is run in a way which is fair to all Participants.  The Committee’s address and phone number are the same as the Company’s.

D. Making Elections.

Any elections, choices or waivers you make under the Plan (for example, choosing your Beneficiary) must be made in writing on forms acceptable to the Committee.

E. Claims Procedures.

If you (or after your death, your Beneficiary) feel that you are not receiving benefits which are due you, you must file a written claim for your benefits with a member of the Committee or officer of the Company.  The Committee will decide whether to grant or deny your claim. The Committee may notify you in writing prior to the termination of the initial 90-day period that it requires up to an additional ninety (90) days to consider your claim. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the benefit determination.

Within ninety (90) days after filing your claim, the Committee shall provide you with written or electronic notification of any adverse benefit determination setting forth the specific reason or reasons of why your claim was denied, referring to the Plan provisions on which the decision was based. The notice will also tell you what, if anything, you can do in order to have your claim approved, and the Plan’s review procedures and the time limits applicable to such procedures.

You have the right to request, in writing, within sixty (60) days after you receive notice that your claim has been denied, a review of your denied claim, and you and your representative can review and copy Plan documents free of cost, which relate to your claim, and submit written comments to the Committee.  The claim will be reviewed by the Committee and you will receive written notice of the final decision of the Committee within sixty (60) days of the Committee’s receipt of your request for review. The Committee may notify you in writing that it requires up to an additional sixty (60) days to review your request for review.

F. Statement of ERISA Rights.

As a Participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants will be entitled to:

Receive Information About Your Plan and Benefits

(1) Examine, without charge, at the Committee’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of all documents filed by the Plan with the U.S. Department of Labor including annual report (Form 5500 Series) and plan descriptions, which is available at the Public Disclosure Room of the Employee Benefits Security Administration.

(2) Obtain, upon written request to the Committee’s, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Committee may make a reasonable charge for the copies.

(3) Receive a summary of the Plan’s annual financial report. The Committee is required by law to furnish each Participant with a copy of this summary annual report.

(4) Obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age (as defined in Article IV) and if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once every twelve (12) months. The Plan must provide the statement free of charge.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your Company, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or annual reports from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Committee to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Committee. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Committee, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.